Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)
The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.
Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: February 16, 2010 ING GROEP N.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
	Name:	Just A.M. Emke-Petrelluzzi Bojanic
	Title:	Compliance Officer

By:	/s/ Rob M. Fischmann
	Name:	Rob M. Fischmann
	Title:	Manager Compliance Netherlands

ING BANK N.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
	Name:	Just A.M. Emke-Petrelluzzi Bojanic
	Title:	Compliance Officer

By:	/s/ Rob M. Fischmann
	Name:	Rob M. Fischmann
	Title:	Manager Compliance Netherlands